Exhibit 99.7(bb)

`Amendment to

Fund Participation Agreement

Between

Two Road Shared Trust

And

Jefferson National Life Insurance Company

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the July 1, 2007 Participation Agreement (“Agreement”) between Northern Lights Variable Trust and Jefferson National Life Insurance Company, as amended, as follows:

1.              Effective January 1, 2015, Jefferson National Life Insurance Company of New York is hereby added as a party to the Agreement. All references to the Company shall be deemed to include Jefferson National Life Insurance Company of New York.

2.              Schedule A is hereby deleted and replaced in its entirety by Schedule A attached hereto.

All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of December       2014.

Northern Lights Variable Trust

By:

Name:

Title:

Jefferson National Life Insurance Company

By:

Name: Craig Hawley

Title: General Counsel & Secretary

Jefferson National Life Insurance Company of New York

By:

Name: Craig Hawley

Title: General Counsel & Secretary

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account and		Policies/Contracts Funded
Date Established by Board of Directors		By Separate Account
Jefferson National Life Annuity Account C	1/1980	22-4025(Individual) 32-4000 (Group
Jefferson National Life Annuity Account E	7/1994	22-4047/32-4003 (Achievement) 22-2048/32-4002 (Educator)
Jefferson National Life Annuity Account F	9/1997	22-4061
Jefferson National Life Annuity Account G	1/1996	JNL-2300; JNL-2300-1, JNL-2300-2
Jefferson National Life of New York Annuity Account 1	06/2014	JNL-2300-1-NY